Exhibit 3.49

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
ASTRO INSTRUMENT CORPORATION

Astro Instrument Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the Florida Business Corporation Act (the “Act”), does hereby certify that:

1.             The original Articles of Incorporation of the Corporation were filed with the Secretary of State of the State of Florida on February 9, 1970.

2.             The Amended and Restated Articles of Incorporation set forth herein have been duly approved by unanimous written consent dated July 18, 1997 of the Board of Directors and the solo shareholder in accordance with Sections 607.1007 and 607.1006 of the Act and the number of votes cast were sufficient for approval.

3.             The Articles of Incorporation of the Corporation are hereby amended and restated as follows:

Article I

Name

The name of the Corporation is CDA InterCorp.

Article II

Duration

The Corporation shall have a perpetual existence.

Article III

Purpose

The Corporation is organized for the purpose of transacting any and all lawful business.

Article IV

Address

The principal place of business and mailing address of the Corporation shall be:

450 Goolsby Blvd. Deerfield, FL 33442-3019

Article V

Capital Stock

Section 1.               The Corporation is authorized to issue a total of ten million (10,000,000) shares of Capital Stock, consisting of five million (5,000,000) shares of Class A voting common stock, one cent ($.01) par value par share, and five million (5,000,000) shares of Class B nonvoting common stock, one cent ($.01) par value per share.

Section 2.               The holders of Class A shares shall have one vote per share.  The Class B nonvoting common stock shall have no voting rights.

Section 3.               The holders of the various classes of capital stock of the Corporation shall have such other rights and be subject to such other limitations as may be set forth from time to time in the Bylaws of the Corporation.

Article VI

Powers

The Corporation shall have all of the corporate powers enumerated in the Florida Business Corporation Act.

Article VII

Indemnification

Provided the person proposed to be indemnified is not shown to have not satisfied the requisite standard of conduct for permissive indemnification by a corporation as specifically set forth in the applicable provisions of the Florida Business Corporation Act, as may be amended from time to time, the Corporation shall indemnify its officers and directors, and may indemnify its employees and agents, from and against any and all of the expenses or liabilities incurred in defending a civil or criminal proceeding, or other matters referred to in or covered by said provisions, including advancement of expenses prior to the final disposition of such proceedings and amounts paid in settlement of such proceedings, both as to action in their official capacity and as to action in any other capacity while an officer, director, employee or other agent.  The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.  The indemnification provided herein shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, the personal and other legal representatives of such person.  An adjudication of liability shall not affect the right to indemnification for those indemnified.

Article VIII

Amendment

The Corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation, or any amendment hereto, and any right conferred upon the shareholder(s) is subject to this reservation.

Article IX

Bylaws

The Bylaws may be adopted, altered, amended, or repealed by either the shareholders or the Board of Directors, but the Board of Directors may not amend or repeal any Bylaw adopted by shareholders if the shareholders specifically provide such Bylaw is not subject to amendment repeal by the directors.

IN WITNESS WHEREOF, for the purposes of Amending and Restating the Articles of Incorporation of the Corporation under the laws of the State of Florida, the undersigned officer has executed these Amended and Restated Articles of Incorporation this 18 day of July, 1997.

/s/ CARMINE D’AMICO
Carmine D’Amico
President and Director